Exhibit 3.4

Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF " NATIONAL LAMPOON, INC."

FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF OCTOBER A.D 2005 AT 6:42 P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3562246 8100 050889317	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4275437 DATE: 11-04-05

State of Delaware Secretary of State Division of Corporations Ebliversd 06:42 PM 10/31/2005 FILED 06:42 PM 10/31/2005 SRV 050889317 - 3562246 FILE

SECOND AMENDMENT TO

CERTIFICATE of INCORPORATION of

NATIONAL LAMPOON, INC.

First: The Board of Directors of National Lampoon, Inc., a Delaware corporation (the "Corporation"), duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation (the "Certificate") of said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders. The resolutions setting forth the proposed amendment are substantially as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by striking out Section 5,2.1 thereof and by substituting in lieu of said section the following new Section 5,2.1, as follows:

"Section 5.2,1 Dividend Rights. The Corporation shall have the right to issue dividends and make distributions, whether securities or otherwise, whether or not any shares of the Series 13 Preferred Stock are outstanding; provided, however, that the Corporation shall not issue any dividends (other than dividends payable solely in Common Stock) or make any distributions of cash or other assets until after the Payment Satisfaction Date. To the extent dividends arc declared and issued by the Corporation prior to the earlier of (i) the date of a Liquidation Event or (ii) the date on which the Series B Preferred Stock is converted hereunder, the Corporation shall pay preferential dividends to the holders of the Series 13 Preferred Stock as provided in this Section 5.2.1. Dividends shall be paid with shares of Common Stock, Dividends on each share of the Series B Preferred Stock shall accrue on a daily basis, whether or not declared, beginning November 1, 2004 and continuing to accrue until the earlier of (i) the date of a Liquidation Event, or (ii) the date on which such share of Series B Preferred Stock is converted hereunder, at the rate of 9.0% per annum on the sum of (i) the Original Purchase Price (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits or otherwise to prevent an enlargement or diminution of rights), plus (ii) all accumulated and unpaid dividends thereon (compounding annually). All accrued and unpaid dividends on each share of Series B Preferred Stock shall be fully paid (pro rata and pari passu with any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends with the Series B Preferred Stock) before any dividends on distributions may be issued with respect to any junior Securities. If a share of Series B Preferred Stock is converted, then upon such conversion arty accumulated and unpaid dividends on such share of Series B Preferred Stock shall be paid in the form of Common Stock. The number of shares of Common Stock to be issued shall be computed at the price per share equal to the closing price of the Common Stock as reported by the exchange or regulated quotation service on which the Common Stock is traded on the trading day immediately prior to the date on which the Series B Preferred Stock is converted, provided, however, that if no trades are made on that day, then the number of shares of Common Stock to be issued will be computed using the closing price on the last day, prior to the date on which the Series B Preferred Stock is converted, on which trades were made and reported. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect. to the Series B Preferred Stock and any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B Preferred Stock and any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred Stock."

Second; That acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation's capital stock, including the Series B Preferred Stock, consented to the foregoing resolutions and this Second Amendment of Certificate of Incorporation in accordance with Section 228(a) of the Delaware General Corporation Law,

Third; That the resolutions and this Second Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242(b)(1) of the Delaware General Corporation Law.

Fourth; That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Second Amendment to Certificate of Incorporation to be signed by a duly authorized officer as of October 27, 2005.

By: /s/Douglas S Bennett Douglas S Bennett, President